September 5, 2006

Clay T. Henry
319 Vista Drive
Phoenixville, PA 19460

Dear Clay:

To assist you with professional fee expenses you anticipate in connection with assessing the opportunity we discussed, First National Bank of Chester County will reimburse you up to $5,000 if you are able to meet the required conditions and you accept the opportunity. You will be reimbursed for such costs up to $16,000 should this assessment and your efforts result in your not being able to meet these conditions.

Please let me know if you have any further questions.

Sincerely,

Deborah R. Pierce
Executive Vice President - Human Resources and Administration

cc: John A. Featherman, Chairman and CEO
    Kevin C. Quinn, President